Illumina Names Philip W. Schiller to its Board of Directors

SAN DIEGO--(BUSINESS WIRE) - July 28, 2016 - Illumina, Inc. (NASDAQ: ILMN) announced today that Philip W. Schiller has joined the company’s Board of Directors. Schiller is currently Apple’s Senior Vice President of Worldwide Marketing and is a member of Apple’s executive team responsible for the company’s product marketing, developer relations, business marketing, education marketing, international marketing and App Store programs.

Since rejoining Apple in April 1997, Schiller has helped the company create and market some of the bestselling products in the world including the Mac, iPod, iTunes, iPhone, the App Store, Apple TV and the Apple Watch.

“Phil’s track record and global experience in bringing world-class products to market will help guide us as we continue to develop innovative new solutions for our customers,” said Francis deSouza, Illumina President and Chief Executive Officer. “His vision, integrity and passion are fully aligned with Illumina’s core values.”

Schiller has more than 30 years of marketing and management experience, including over 25 at Apple in various marketing positions; as the Vice President of Product Marketing at Macromedia, Inc. of San Francisco, Calif.; as the Director of Product Marketing at FirePower Systems, Inc. of Menlo Park, Calif.; as an Information Technology Manager at Nolan, Norton & Company of Lexington, Mass.; and as a Programmer and Systems Analyst at Massachusetts General Hospital in Boston. He graduated with a B.S. in biology from Boston College.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com and follow @illumina

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